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                                                                    EXHIBIT 23.2



The Board of Directors
Halter Marine Group, Inc.


We consent to the reference to our firm under the heading "Experts" and to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 of Halter Marine Group, Inc. for the registration of $185,000,000 of 4 1/2% Convertible Subordinated Notes due 2004 and 5,873,016 shares of its common stock of our report dated November 22, 1996, except as to Note 9, which is as of May 16, 1997, with respect to the consolidated balance sheets of Texas Drydock, Inc. and subsidiary as of September 30, 1995 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the two-year period then ended, which report appears in the Form 8-K/A of Halter Marine Group, Inc. dated October 21, 1997.



                                    /s/  KPMG Peat Marwick LLP



New Orleans, Louisiana
December 24, 1997